EXHIBIT 99.1
For Immediate Release

Hasbro Completes Sale of eOne Music Business

PAWTUCKET, RI – June 29, 2021 – Hasbro, Inc. (NASDAQ:HAS) announced today that it has completed the sale of the Entertainment One Music business (“eOne Music”) for an aggregate purchase price of $385 million in cash to entities controlled by Blackstone, which also own SESAC, a leading music rights organization. As part of the transaction, Entertainment One Canada Limited sold the Canadian music division of Entertainment One.

The music group will now operate as a separate business unit headed by its current Global President, music industry veteran Chris Taylor, and will focus on building a creator-first music brand with global scale and expertise.

Hasbro intends to use its net proceeds from the sale to accelerate deleveraging and other general corporate purposes.

J.P. Morgan acted as exclusive financial advisor to Hasbro on the transaction, Cravath, Swaine & Moore LLP, Mayer Brown International LLP and Stikeman Elliott LLP acted as legal counsel to Hasbro and Osler, Hoskin & Harcourt LLP acted as legal counsel to Entertainment One Canada Limited.

Hasbro Forward-Looking Statements

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include statements regarding the intended uses of the proceeds from the sale of the eOne Music; benefits of the transaction; and deleveraging plans. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.

The Company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn.)

© 2021 Hasbro, Inc. All Rights Reserved.

HAS-IR

Press Contact: Crystal Flynn | Hasbro, Inc. | 617-849-2368 | crystal.flynn@hasbro.com

Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 |debbie.hancock@hasbro.com
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